Exhibit 5.2

Commercial Law Group, P.C.

2725 Oklahoma Tower, 210 Park Avenue

Oklahoma City, Oklahoma 73102-5643

November 21, 2003

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Ladies and Gentlemen:

We have acted as special Oklahoma counsel for Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”) and certain of its subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”) of (i) the offer and exchange by the Company (the “Exchange Offer”) of up to a maximum of $500,000,000 outstanding aggregate principal amount of its 8.125% Senior Notes due 2011 for additional notes of the same series as its outstanding 7.75% Senior Notes due 2015 (“2015 Notes”) or its 6.875% Senior Notes due 2016 (the “2016 Notes”) and (ii) the guarantees of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the 2015 Notes and the 2016 Notes. The 2015 Notes were issued under an Indenture dated as of December 20, 2002 among the Company, the Subsidiary Guarantors a party thereto and The Bank of New York, as Trustee (“2015 Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation, as amended, and Bylaws of the Company or such documents or similar organizational documents of each of the Subsidiary Guarantors, (ii) the 2015 Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that the Company and the Subsidiary Guarantors a party thereto have duly authorized, executed and delivered the 2015 Indenture (including, with respect to the Subsidiary Guarantors a party thereto, the Guarantees contained therein).

We are members of the bar of the State of Oklahoma. The opinions expressed herein are limited exclusively to the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. We also authorize Vinson & Elkins L.L.P. to rely on this opinion in delivering its opinion filed as Exhibit 5.1 to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Commercial Law Group, P.C.